Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Exec. VP-CFO (818) 949-5386 Investors: Cara O’Brien, Financial Dynamics (212) 850-5669 Media: Melissa Merrill, Financial Dynamics (212) 850-5651

SPORT CHALET REPORTS FOURTH QUARTER AND YEAR END RESULTS

Los Angeles, California – (June 28, 2005) - Sport Chalet, Inc. (Nasdaq: SPCH) today announced the results for its fiscal year ended March 31, 2005. Sales increased 17.0%, from $264.2 million last year to $309.1 million this year. The increase is the result of opening five new stores this year and three last year, as well as a same store sales increase of 5.7%. The same store sales increase is due to better inventory assortments compared to the same period last year and increased customer traffic from the appeal of winter related merchandise. Sales of winter related merchandise were driven by record winter weather conditions at the resorts frequented by our customers. Same store sales excluding winter related products increased 4.7%. Gross profit margin increased from 30.3% last year to 30.9% this year primarily due to a strong winter season, which reduced the need for markdowns as well as reduced costs from more efficient inbound logistics. Selling, general and administrative expenses (“SG&A”), as a percentage of sales, increased slightly from 27.4% last year to 27.5% this year primarily from approximately $1.5 million in: (i) increased litigation reserves and (ii) professional fees primarily associated with the recapitalization plan announced today in a separate release. This increase was partially offset by a decrease in workers’ compensation expense due to a significant reduction in claim activity resulting from the implementation of a new safety program. Net income increased $1.5 million, or 32.9%, from $4.6 million, or $0.66 per diluted share last year, to $6.2 million, or $0.88 per diluted share this year.

For the fourth quarter ended March 31, 2005, sales increased 14.1%, from $69.4 million last year to $79.2 million this year. The increase is the result of opening five new stores in fiscal 2005, as well as a same store sales increase of 4.4%. Comparable store sales excluding winter related products increased 4.1%. Gross profit margin increased from 29.5% to 30.8% due to increased sales of higher margin apparel combined with a reduction in end-of-season markdowns as record winter weather conditions increased customer demand for winter related products. SG&A, as a percentage of sales, increased from 28.8% to 29.3% primarily from approximately $1.2 million in: (i) increased litigation reserves and (ii) professional fees primarily associated with the recapitalization plan. This increase was partially offset by a decrease in workers’ compensation expense due to a significant reduction in claim activity resulting from the implementation of a new safety program. Net income increased $392,000, or 118.8%, from $330,000, or $0.05 per diluted share, for the quarter ended March 31, 2004, to $722,000, or $0.10 per diluted share, for the same quarter this year.

Commenting on the results, Craig Levra, Chairman and CEO said, “Our outstanding results for the quarter and the fiscal year reflect the consistent and effective execution of our strategic plan. The entire Sport Chalet team contributed to a very successful year during which we made strides in both enhancing our operational performance and implementing our growth plans. As we expand into Arizona in the new fiscal year, we believe we are well positioned for continued strong performance.

“As we announced in a separate release today, the Company’s board of directors has proposed a recapitalization plan that is designed to facilitate the orderly transition of control from Norbert Olberz, the principal stockholder, to the Company’s management and increase financial flexibility for the Company and its stockholders. The proposed recapitalization plan retains current stockholders’ existing voting interests and allows management to maintain our strong culture and continue to focus on our growth strategy. Overall, we are pleased with our results for fiscal 2005 and encouraged about the direction of our business. We remain committed to our strategy to generate long-term top and bottom line growth and increase stockholder value.”

The Company’s Form 10-K with full financial statements will be available before June 30, 2005.

Proposed Recapitalization Plan

Sport Chalet also announced today in a separate release that its board of directors has proposed a recapitalization plan designed to facilitate the orderly transition of control from Norbert Olberz, the principal stockholder, to the Company’s management and increase financial flexibility for the Company and its stockholders. The recapitalization plan includes transferring a portion of founder Norbert Olberz’s Sport Chalet ownership to Craig Levra, Chairman and Chief Executive Officer, and Howard Kaminsky, Chief Financial Officer, and allows current stockholders to retain existing ownership and voting interests.

Teleconference and Webcast Information

Sport Chalet will host a conference call and webcast today at 2:00 p.m. Pacific Standard Time/5:00 p.m. Eastern Standard Time to discuss the proposed recapitalization plan.  To access the call, please dial 800-821-1449 (domestic) or 973-409-9262 (international), using conference ID Sport Chalet.  A replay of the conference call will be available for 14 days through July 12, 2005 and can be accessed by dialing 877-519-4471 (domestic) or 973-341-3080 (international), using pin number 6220516.  The conference call will also be simultaneously webcast at the following address: http://phx.corporate-ir.net/playerlink.zhtml?c=119568&s=wm&e=1090729. An archive of the webcast will be accessible at the same address for 14 days through July 12, 2005.

About Sport Chalet, Inc.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California and Southern Nevada. The Company offers over 40 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune up and repair throughout its current 36 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the effect of the recapitalization plan on the Company’s stock price, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three months ended March 31,		Year ended March 31,

	2005	2004	2005	2004

Net sales	$79,172,304	$69,404,267	$309,089,551	$264,236,923
Cost of goods sold, buying and
occupancy	54,822,746	48,898,721	213,428,269	184,046,770

Gross profit	24,349,558	20,505,546	95,661,282	80,190,153
Selling, general and administrative
expenses	23,161,970	19,970,500	85,144,702	72,360,528

Income from operations	1,187,588	535,046	10,516,580	7,829,625
Interest expense	26,774	27,854	263,523	189,924

Income before taxes	1,160,814	507,192	10,253,057	7,639,701
Income tax provision	439,088	177,050	4,082,000	2,995,625

Net income	$721,726	$330,142	$6,171,057	$4,644,076

Earnings per share:
Basic	$0.11	$0.05	$0.92	$0.70

Diluted	$0.10	$0.05	$0.88	$0.66

Weighted average number of
common shares outstanding:
Basic	6,680,493	6,645,667	6,680,493	6,645,667

Diluted	7,003,686	7,008,380	7,003,686	7,008,380

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SPORT CHALET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$6,176,689	$3,071,648
Accounts receivable, less allowance of $182,000 in 2005
and $65,000 in 2004	1,462,042	1,208,934
Merchandise inventories	65,061,142	54,172,055
Prepaid expenses and other current assets	3,044,153	2,202,036
Deferred income taxes	3,915,079	2,443,945

Total current assets	79,659,105	63,098,618
Furniture, equipment and leasehold improvements:
Furniture, fixtures and office equipment	31,175,598	27,503,694
Rental equipment	4,454,223	3,955,873
Vehicles	307,366	610,413
Leasehold improvements	33,583,082	26,186,004

	69,520,269	58,255,984
Less allowance for depreciation and amortization	32,017,691	27,633,846

	37,502,578	30,622,138

Deferred income tax	1,550,753	1,234,729
Other assets	76,960	101,036

Total assets	$118,789,396	$95,056,521

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$20,883,973	$11,131,473
Salaries and wages payable	5,080,320	3,354,368
Income taxes payable	825,059	35,631
Other accrued expenses	9,753,575	7,830,961

Total current liabilities	36,542,927	22,352,433

Deferred rent	13,136,303	9,893,581
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares - none	—	—
Common stock, $.01 par value:
Authorized shares - 15,000,000
Issued and outstanding shares - 6,686,368 in 2005 and
6,673,534 in 2004	66,864	66,735
Additional paid-in capital	22,959,379	22,830,906
Retained earnings	46,083,923	39,912,866

Total stockholders’ equity	69,110,166	62,810,507

Total liabilities and stockholders’ equity	$118,789,396	$95,056,521

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SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended March 31,
	2005	2004

Operating activities
Net income	$6,171,057	$4,644,076
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,692,015	6,446,657
Loss on disposal of equipment	360,761	354,608
Stock compensation	—	448,918
Deferred income taxes	(1,787,158)	(1,073,494)
Tax benefit on employee stock options	69,244	34,498
Changes in operating assets and liabilities:
Accounts receivable	(253,108)	(68,415)
Merchandise inventories	(10,889,087)	(3,285,425)
Prepaid expenses and other current assets	(842,117)	(163,448)
Refundable income taxes	—	58,990
Bank overdraft	—	(5,764,355)
Accounts payable	9,752,500	1,778,029
Salaries and wages payable	1,725,952	1,163,033
Other accrued expenses	1,922,614	2,789,208
Income taxes payable	789,428	35,631
Deferred rent	3,242,722	209,066

Net cash provided by operating activities	17,954,823	7,607,577

Investing activities
Purchases of furniture, equipment and leasehold
improvements	(15,197,322)	(9,001,374)
Other assets	24,076	8,869
Proceeds from sales of assets	264,106	—

Net cash used in investing activities	(14,909,140)	(8,992,505)

Financing activities
Proceeds from bank borrowings	10,700,000	10,225,000
Repayment of bank borrowings	(10,700,000)	(10,225,000)
Proceeds from exercise of stock options	59,358	226,573

Net cash provided by financing activities	59,358	226,573
Increase (decrease) in cash and cash equivalents	3,105,041	(1,158,355)

Cash and cash equivalents at beginning of year	3,071,648	4,230,003

Cash and cash equivalents at end of year	$6,176,689	$3,071,648
Cash paid during the year for:
Income taxes	$3,624,000	$3,940,000
Interest	101,512	189,925

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